As filed with the Securities and Exchange Commission on August 11, 2026

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STABLECOIN DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	68-0454536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Telephone: (561) 206-4345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Kazley

Chief Executive Officer

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Telephone: (561) 206-4345

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher J. Capuzzi
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Telephone: (212) 596-9000

From time to time after the effectiveness of the registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION — DATED AUGUST 11, 2026

STABLECOIN DEVELOPMENT CORPORATION

45,337,032 shares of Common Stock

Up to 167,539,227 shares of Common Stock Underlying January 2026 Pre-Funded Warrants

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors, of up to an aggregate of 212,876,259 shares of our common stock, par value $0.01 per share (“Common Stock”), consisting of: (i) 45,337,032 shares of Common Stock, consisting of (A) 22,614,600 shares of Common Stock (the “October 2025 Exercise Shares”) issued upon the cashless exercise of pre-funded warrants originally issued on October 16, 2025 (the “October 2025 Pre-Funded Warrants”) and (B) 22,722,432 shares of Common Stock (the “Preferred Conversion Shares”) issued upon conversion of Series D Preferred Stock and Series E Preferred Stock originally acquired in October 2025 and (ii) 167,539,227 shares of Common Stock (the “January 2026 Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “January 2026 Pre-Funded Warrants”), with an exercise price of $0.05 per share, issued on January 16, 2026. We refer to the January 2026 Pre-Funded Warrant Shares, the October 2025 Exercise Shares and the Preferred Conversion Shares collectively as the “Securities” in this prospectus.

The January 2026 Pre-Funded Warrants were issued pursuant to a Securities Purchase Agreement, dated as of January 16, 2026 (the “January 2026 SPA”), by and among Stablecoin Development Corporation (the “Company”), R01 Fund LP, Framework Ventures IV L.P., Tether Investments, S.A. de C.V. and Sky Frontier Foundation (together the “Purchasers” and each, a “Purchaser”) in a private placement that closed on January 16, 2026 (the “January 2026 Private Placement”).

The registration of the January 2026 Pre-Funded Warrant Shares is required by the Investors’ Rights Agreement dated January 16, 2026 (the “IRA”), which requires the Company to file, and to use reasonable best efforts to cause to become and remain effective, a shelf registration statement covering the January 2026 Pre-Funded Warrant Shares, and which also provides the Purchasers with demand and piggyback registration rights. The IRA also provides board nomination rights for R01 Fund LP, Framework Ventures IV L.P. and Sky Frontier Foundation, each terminating if the holder ceases to own at least 5% of outstanding Common Stock.

In addition, pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

Only the January 2026 Pre-Funded Warrant Shares are subject to the IRA registration requirements, but the Company has included the October 2025 Exercise Shares and the Preferred Conversion Shares in this registration statement to facilitate an orderly market for the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.” We do not know when or in what amount the selling stockholders may dispose of or offer for sale the shares covered by this prospectus. The registration of the Securities does not necessarily mean that the selling stockholders will sell any or all of the Securities covered by this prospectus.

We are not offering any shares of Common Stock under this prospectus. We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders, except with respect to amounts received by us upon exercise of the January 2026 Pre-Funded Warrants to the extent exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us. The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in their sale of shares of Common Stock.

Our Common Stock is listed on the NYSE American under the symbol “SDEV.” On August 10, 2026, the last reported sale price of our Common Stock was $1.02 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should purchase the Common Stock only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus, before making a decision to purchase our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 11, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration statement, the selling stockholders may sell from time to time in one or more offerings the Securities described in this prospectus.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context requires otherwise, references in this prospectus to “SDEV,” the “company” or the “Company,” “we,” “us,” or “our” refer to Stablecoin Development Corporation, unless the context otherwise requires. On April 2, 2026, the Company amended its Amended and Restated Certificate of Incorporation to effect a change of the Company’s name from “NovaBay Pharmaceuticals, Inc.” to “Stablecoin Development Corporation.” On February 20, 2026, the Company effected a 1-for-5 reverse stock split. All share numbers and per-share figures in this prospectus are presented on a post-split basis, unless otherwise indicated.

PROSPECTUS SUMMARY

This summary provides an overview of selected information included or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. You should carefully review this entire prospectus, the information incorporated by reference herein and the registration statement of which this prospectus is a part in their entirety before investing in our Common Stock, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and notes thereto that are incorporated by reference in this prospectus.

Overview

Stablecoin Development Corporation (“Stablecoin Development” or the “Company” or “our,” “we,” or “us”), formerly known as NovaBay Pharmaceuticals, Inc., is an on-chain holding company focused on long-duration participation in protocol-aligned digital asset ecosystems and providing public market access to the stablecoin economy. The Company’s initial digital asset focus is the Sky Protocol ecosystem, with SKY as its core holding. Through staking and other on-chain activities, the Company seeks to generate protocol-level economic exposure while maintaining governance, risk management, and public-company discipline.

SKY, the governance token of the Sky Protocol, is currently the only digital asset deployed under the Company’s current strategy and represents the Company's primary digital asset holding. As of June 30, 2026, the Company held 2,286,511,374 SKY tokens, representing approximately 10% of the total supply of SKY at such date. The Company’s SKY holdings are deployed in staking activities within the Sky Protocol ecosystem, through which the Company participates in on-chain governance of the Sky Protocol. The Company’s common stock is listed on the NYSE American under the symbol “SDEV”.

The Company effected a 1-for-5 reverse stock split on February 20, 2026 (the “Reverse Stock Split”). No fractional shares were issued in the Reverse Stock Split and fractional entitlements were rounded up to the nearest whole share.

The Private Placements and Conversion Transactions

On January 16, 2026, the Company entered into the January 2026 SPA with R01 Fund LP, Framework Ventures IV L.P., Tether Investments, S.A. de C.V. and Sky Frontier Foundation for the issuance of January 2026 Pre-Funded Warrants exercisable for an aggregate of 167,539,227 shares of Common Stock at an exercise price of $0.05 per share, for aggregate gross proceeds of approximately $134.0 million. The purchase price per January 2026 Pre-Funded Warrant was $0.85, of which $0.80 per share was pre-funded at the closing, with the remaining $0.05 per share payable as the exercise price upon exercise. The January 2026 Pre-Funded Warrants have tiered exercisability: 20% exercisable on July 16, 2026 (six months from issuance), 30% on October 16, 2026 (nine months), and the remaining 50% on January 16, 2027 (twelve months). Stockholder approval in accordance with Section 713 of the NYSE American LLC Company Guide was obtained at the March 12, 2026 special meeting. The warrants are subject to beneficial ownership blockers of 4.99% or 9.99% per Purchaser. The proceeds from the January 2026 Private Placement, together with proceeds from any future capital raises, are intended to support a multi-year capital allocation strategy focused on acquiring and holding a portfolio of select digital assets that exhibit revenue-generating characteristics, consistent with the Company's operating and risk framework. SKY, the governance token of the Sky Protocol, is currently the only digital asset approved under such framework.

In addition, pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

In October 2025, R01 Fund LP and Framework Ventures IV L.P. acquired Series D Preferred Stock (from David Lazar, the Company’s then-CEO) and Series E Preferred Stock (directly from the Company) that subsequently converted into an aggregate of 22,722,432 shares of Common Stock (post-split). In October 2025, R01 and Framework also received October 2025 Pre-Funded Warrants exercisable for 1,081,082 shares (as originally issued), which, following anti-dilution adjustments triggered by 2025 dilutive issuances, increased to approximately 22,664,040 shares with an adjusted exercise price of $0.002385 per share. On June 12, 2026 (with respect to R01) and June 15, 2026 (with respect to Framework), the Company entered into amendments to each holder’s respective October 2025 Pre-Funded Warrants to remove the beneficial ownership limitation and the delayed initial exercise date provision that had previously restricted exercise. On June 15, 2026, following such amendments, each of R01 and Framework exercised its October 2025 Pre-Funded Warrant in full on a cashless basis, resulting in the issuance of 11,307,300 shares of Common Stock to each holder (with 24,720 warrant shares withheld from each as payment of the exercise price), or 22,614,600 shares in the aggregate.

Restrictions on Resale by the Selling Stockholders

The registration of the Securities does not necessarily mean that the selling stockholders will sell any or all of the Securities covered by this prospectus. Resales of the Securities are subject to a series of contractual and structural limitations:

(i)

Tiered exercisability. The January 2026 Pre-Funded Warrant Shares, which represent approximately 79% of the shares registered hereby, may be issued only as the January 2026 Pre-Funded Warrants become exercisable in tranches: 20% beginning July 16, 2026, an additional 30% beginning October 16, 2026 and the remaining 50% beginning January 16, 2027.

(ii)

Beneficial ownership limitations. No holder may exercise a January 2026 Pre-Funded Warrant to the extent that, after giving effect to such exercise, it would beneficially own Common Stock in excess of its applicable beneficial ownership limitation, which was set at either 4.99% or 9.99% of outstanding Common Stock, at each holder’s election and as set forth in each holder’s signature page to the January 2026 SPA, and which may in no event be increased above 9.99%. Shares issued in excess of the respective beneficial ownership limitations are null and void ab initio. As of July 27, 2026, the beneficial ownership of each of R01 and Framework exceeded its applicable beneficial ownership limitation set forth in the January 2026 SPA, precluding any exercise by those holders while that remains the case.

(iii)

Daily volume limitation. Under the January 2026 SPA, each Purchaser’s aggregate sales on any trading day, together with its affiliates and, in the case of R01 and Framework, across all shares of Common Stock and common stock equivalents they beneficially own, including the October 2025 Exercise Shares and the Preferred Conversion Shares, may not exceed 10% of the trailing 30-trading-day average daily trading volume of the Common Stock, and the Company may enforce this limitation through specific performance and injunctive relief.

(iv)

Regulation M; prospectus delivery. Sales under this prospectus are subject to the anti-manipulation rules of Regulation M under the Exchange Act and the prospectus delivery requirements of the Securities Act. See “Description of Private Placements,” “Selling Stockholders” and “Plan of Distribution.”

Registrant Information

We are a Delaware corporation. The Company was originally incorporated in California in 2000 as NovaCal Pharmaceuticals, Inc. and reincorporated in Delaware. Our principal executive offices are located at 222 Lakeview Ave, Suite 800, West Palm Beach, FL 33401. Our phone number is (561) 206-4345. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our filings on the SEC’s website. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as amended, and in our most recent Quarterly Report on Form 10-Q and other filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as any amendments thereto reflected in any such subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. See “Where You Can Find More Information.”

The risks described in these documents are not the only ones we face, but those that we consider to be material based on the information currently known to us. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Sales of a substantial number of shares of our Common Stock by the selling stockholders, or the perception that such sales may occur, could cause the market price of our Common Stock to decline.

This prospectus registers the resale of up to 212,876,259 shares of Common Stock, as compared to 50,615,437 shares outstanding as of July 27, 2026. Sales of a substantial number of these shares in the public market, or the perception that such sales may occur, could depress the market price of our Common Stock and impair our ability to raise capital through equity offerings. Resales are, however, subject to significant limitations, including the tiered exercisability of the January 2026 Pre-Funded Warrants, the applicable beneficial ownership limitations, and a contractual limitation restricting each Purchaser’s aggregate daily sales, together with its affiliates and, in the case of R01 and Framework, across all of their holdings, to 10% of the trailing 30-trading-day average daily trading volume. These limitations affect the timing and rate, but not the ultimate amount, of shares that may be resold, and shares not sold under this prospectus may in the future be sold under Rule 144 under the Securities Act or otherwise.

Entities affiliated with our Chief Executive Officer and the other selling stockholders beneficially own, and upon exercise of the January 2026 Pre-Funded Warrants would beneficially own, a substantial majority of our Common Stock.

As of July 27, 2026, R01 Fund LP, whose investment manager’s managing member is Michael Kazley, our Chief Executive Officer and Chairman of the Board, and Framework Ventures IV L.P. each beneficially owned approximately 44.8% of our outstanding Common Stock, or approximately 89.6% in the aggregate, and each Purchaser holds January 2026 Pre-Funded Warrants exercisable, subject to the tiered exercisability schedule and the beneficial ownership limitations, for additional shares. As a result, these holders are able to exert substantial influence over matters submitted to our stockholders, including the election of directors (including through the nomination rights under the IRA) and significant corporate transactions, and their interests may differ from those of our other stockholders. This concentration of ownership also limits the public float and trading liquidity of our Common Stock.

Exercise of the January 2026 Pre-Funded Warrants will substantially increase the number of shares of Common Stock outstanding and will dilute the percentage ownership of existing stockholders.

Upon exercise in full of the January 2026 Pre-Funded Warrants, we would issue up to 167,539,227 additional shares of Common Stock, increasing our outstanding shares from 50,615,437 as of July 27, 2026 to approximately 218.2 million. Because the January 2026 Pre-Funded Warrants were substantially pre-funded at the closing, we will receive only the $0.05 per share exercise price upon exercise (up to approximately $8.4 million in the aggregate), or no additional cash in the case of a cashless exercise. The issuance of these shares will dilute the percentage ownership and voting power of existing holders of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K, as amended, and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

DESCRIPTION OF PRIVATE PLACEMENTS

January 2026 Private Placement

On January 16, 2026, the Company entered into the January 2026 SPA with R01 Fund LP (“R01”), Framework Ventures IV L.P. (“Framework”), Tether Investments, S.A. de C.V. (“Tether”) and Sky Frontier Foundation (“Sky Frontier” and, together with R01, Framework and Tether, the “Purchasers”), pursuant to which the Company issued to the Purchasers January 2026 Pre-Funded Warrants to purchase up to an aggregate of 167,539,227 shares of Common Stock at an exercise price of $0.05 per share. The purchase price per January 2026 Pre-Funded Warrant was $0.85, of which $0.80 per share was pre-funded at the closing, with the remaining $0.05 per share payable as the exercise price upon exercise. Aggregate gross proceeds were approximately $134.0 million, consisting of approximately $25.0 million in cash and approximately $109.0 million in SKY tokens and stablecoins, including 35.0 million USDT and 16.0 million USDS (stablecoins with an aggregate value of approximately $51.0 million) and 943,599,689 SKY tokens (valued at approximately $58.0 million based on a per-token price of $0.0615). The January 2026 Pre-Funded Warrants are exercisable in tiers: 20% of the January 2026 Pre-Funded Warrants on July 16, 2026, 30% of the January 2026 Pre-Funded Warrants on October 16, 2026 and 50% of the January 2026 Pre-Funded Warrants on January 16, 2027. Stockholder approval of the issuance pursuant to NYSE American LLC Company Guide Section 713 was obtained at the special meeting of stockholders held on March 12, 2026. Each Purchaser is subject to a beneficial ownership limitation of 4.99% or 9.99%, as elected by such Purchaser.

In addition, pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

The Company and the Purchasers entered into the IRA, providing for demand and piggyback registration rights over the shares of Common Stock issuable upon exercise of the January 2026 Pre-Funded Warrants. The IRA requires the Company to file the registration statement of which this prospectus is a part and to use reasonable best efforts to cause such registration statement to become effective and to remain continuously effective until (i) the date on which the Purchasers shall have resold all the Registrable Securities (as defined in the IRA) covered thereby, or (ii) the date on which the Registrable Securities may be resold by the Purchasers without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act (“Rule 144”), without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The IRA also provides board nomination rights for each of R01, Framework and Sky Frontier Foundation, each terminating if the holder ceases to own at least 5% of outstanding Common Stock.

October 2025 Pre-Funded Warrants

On October 16, 2025, the Company issued October 2025 Pre-Funded Warrants to R01 and Framework for an aggregate of 1,081,082 shares of Common Stock at a purchase price of $5.50 per warrant (representing 110% of the prior day’s closing price of Common Stock less the $0.05 exercise price), for aggregate net proceeds of approximately $5.9 million. The October 2025 Pre-Funded Warrants were subject to a 9.9% beneficial ownership limitation and exercisable following stockholder approval pursuant to NYSE American LLC Company Guide Section 713, which was obtained at the March 12, 2026 special meeting. Anti-dilution provisions triggered by 2025 dilutive issuances reduced the exercise price to $0.002385 per share and increased the underlying shares to approximately 22,664,040 as of December 31, 2025. On June 12, 2026 (with respect to R01) and June 15, 2026 (with respect to Framework), the Company entered into amendments to each holder’s respective October 2025 Pre-Funded Warrants to remove the beneficial ownership limitation and the delayed initial exercise date provision that had previously restricted exercise. On June 15, 2026, following such amendments, each of R01 and Framework exercised its October 2025 Pre-Funded Warrant in full on a cashless basis, resulting in the issuance of 11,307,300 shares of Common Stock to each holder (with 24,720 warrant shares withheld from each in payment of the exercise price), or 22,614,600 shares in the aggregate. We refer to the 22,614,600 shares issued upon these exercises as the “October 2025 Exercise Shares.”

Preferred Stock Transactions

On August 19, 2025, the Company issued 481,250 shares of Series D Preferred Stock to David Lazar (the Company’s then-CEO) at a price of $8.00 per share under an August 19, 2025 securities purchase agreement, each share convertible into 160 shares of Common Stock. On October 9, 2025, Lazar sold 441,326 of his Series D shares (and his Series E rights) to R01 and Framework. On October 17, 2025, the Company issued 268,750 shares of Series E Preferred Stock to R01 and Framework at a price of $8.00 per share for an aggregate of $2.15 million. The 441,326 shares of Series D Preferred Stock converted automatically into 70,612,160 shares of Common Stock in October 2025, and the 268,750 shares of Series E Preferred Stock converted into 43,000,000 shares of Common Stock (each on a pre-Reverse Stock Split basis). In aggregate, the shares of Series D Preferred Stock and Series E Preferred Stock held by R01 and Framework converted into shares of Common Stock that, after giving effect to the Reverse Stock Split, equal an aggregate of 22,722,432 shares of Common Stock (the “Preferred Conversion Shares”).

Only the January 2026 Pre-Funded Warrant Shares are subject to the IRA registration requirements, but the Company has included the October 2025 Exercise Shares and the Preferred Conversion Shares in this registration statement to facilitate an orderly market for the selling stockholders.

DESCRIPTION OF SECURITIES

The descriptions of the Securities contained in this prospectus, together with any applicable prospectus supplements, summarize the material terms and provisions of the securities being offered pursuant to this prospectus.

Authorized Capital Stock

Our Amended and Restated Certificate of Incorporation, as amended (the “charter”), authorizes us to issue 5,000,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of July 27, 2026, there were 50,615,437 shares of our Common Stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Shares of our Common Stock have the following rights, preferences and privileges:

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our amended and restated certificate of incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our common stock are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

January 2026 Pre-Funded Warrants

The following summary of certain terms and provisions of the January 2026 Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the January 2026 Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of January 2026 Pre-Funded Warrant for a complete description of the terms and conditions of the January 2026 Pre-Funded Warrants.

Exercisability. The January 2026 Pre-Funded Warrants have tiered exercisability: 20% exercisable on July 16, 2026 (six months from issuance), an additional 30% on October 16, 2026 (nine months from issuance), and the remaining 50% on January 16, 2027 (twelve months from issuance). Stockholder approval was obtained at the March 12, 2026 special meeting. Each holder is prohibited from exercising the January 2026 Pre-Funded Warrants into shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than the applicable beneficial ownership limitation (initially 4.99% or 9.99%, as elected by the holder) of the total number of shares of our Common Stock then issued and outstanding; provided that the holder may increase or decrease such maximum percentage to any other percentage not in excess of 9.99% by giving 61 days’ notice to the Company (the “Pre-Funded Warrant Beneficial Ownership Limitation”). The January 2026 Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. The exercise price upon exercise of each January 2026 Pre-Funded Warrant is $0.05 per share of Common Stock. The January 2026 Pre-Funded Warrants were issued at a per share purchase price of $0.17 ($0.85 after giving effect to the Reverse Stock Split), of which $0.16 per share ($0.80 after giving effect to the Reverse Stock Split) was pre-funded at the closing, with the remaining $0.01 per share ($0.05 after giving effect to the Reverse Stock Split) payable as the exercise price upon exercise. The exercise price is subject to appropriate adjustment in the event of stock dividends, divisions, stock splits, stock combinations, reclassifications or combinations affecting our Common Stock.

Payment of Exercise Price. The Pre-Funded Warrant holders have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Pre-Funded Warrants (i) by payment acceptable to us or (ii) by cashless exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holders of Pre-Funded Warrants may elect instead to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Pre-Funded Warrants, the Pre-Funded Warrants may be transferred.

Fundamental Transactions. Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person in which we are not the surviving entity, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding Common Stock), a holder of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the same kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, subject to certain limitations on exercise contained in the Pre-Funded Warrants.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrants or by virtue of a holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Waivers and Amendments. No term of the Pre-Funded Warrants may be amended or waived without the written consent of the holder of such Pre-Funded Warrants.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation (as amended, our “charter”) and Second Amended and Restated Bylaws (as amended, our “bylaws”) include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our Corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the one-year anniversary of the preceding year’s annual meeting. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our charter provides that, subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.

Written Consent of Stockholders. Our charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, are delivered to the Corporation by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, all in accordance with the DGCL and the Bylaws.

Amendment of Bylaws. Our stockholders may adopt, amend or repeal any provisions of our bylaws by obtaining, in addition to any other vote required by our charter or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of voting stock of the company with the power to vote generally in an election of directors, voting together as a single class.

Preferred Stock. Our charter authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing

Our Common Stock is listed on the NYSE American under the symbol “SDEV”.

Transfer Agent

The transfer agent for our Common Stock is Equiniti Trust Company, LLC.

USE OF PROCEEDS

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

We will receive proceeds from the exercise of the January 2026 Pre-Funded Warrants to the extent any are exercised for cash but not from the sale of the shares of Common Stock issuable upon such exercise. If any of the January 2026 Pre-Funded Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise. We intend to use the net proceeds from the exercise of the January 2026 Pre-Funded Warrants for general corporate purposes, including to acquire additional digital assets.

SELLING STOCKHOLDERS

Pursuant to the IRA, we agreed to file the registration statement, of which this prospectus is a part, to cover the resale of the shares of Common Stock issuable upon exercise of the January 2026 Pre-Funded Warrants, and to use reasonable best efforts to keep such registration statement continuously effective from the date on which the registration statement becomes effective until the earlier of (x) the date on which the selling stockholders shall have resold all the Registrable Securities (as defined in the IRA) covered thereby, and (y) the date as of which no Holder holds Registrable Securities. Only the January 2026 Pre-Funded Warrant Shares are subject to the IRA registration requirements, but the Company has included the October 2025 Exercise Shares and the Preferred Conversion Shares in this registration statement to facilitate an orderly market for the selling stockholders.

We are registering the resale of the above-referenced securities to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part, to resell or otherwise dispose of the securities in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to 212,876,259 shares of Common Stock, consisting of: (i) 45,337,032 shares of Common Stock, consisting of (A) 22,614,600 October 2025 Exercise Shares and (B) 22,722,432 Preferred Conversion Shares and (ii) 167,539,227 January 2026 Pre-Funded Warrant Shares issuable upon the exercise of the January 2026 Pre-Funded Warrants. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their permitted transferees, pledgees or donees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part. The selling stockholders may sell some, all or none of their shares of Common Stock. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of Common Stock covered hereby may be offered from time to time by the selling stockholders.

The following table sets forth the name of each selling stockholder, the number and percentage of shares of Common Stock beneficially owned by the selling stockholders as of July 27, 2026, the maximum number of shares of Common Stock that may be offered under this prospectus, and the number and percentage of Common Stock beneficially owned by the selling stockholders assuming all of the shares of Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Common Stock. Generally, a person “beneficially owns” shares of the Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days of July 27, 2026.

The number of shares described under the column “Shares of Common Stock Beneficially Owned Prior to this Offering” for each selling stockholder includes all shares of our Common Stock beneficially held by such selling stockholder as of July 27, 2026, including without limitation (i) all October 2025 Exercise Shares and Preferred Conversion Shares, and (ii) all of the shares of Common Stock issuable upon exercise of the January 2026 Pre-Funded Warrants held by such selling stockholder, subject to the applicable Pre-Funded Warrant Beneficial Ownership Limitation. Because each selling stockholder may dispose of all, none or some portion of such shares of Common Stock, no estimate can be given as to the number of shares of Common Stock that will be beneficially owned by a selling stockholder upon termination of this offering.

The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, any or all of their shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Maximum Number of Shares of Common Stock Offered	Shares of Common Stock Beneficial Ownership After this Offering
			Shares	%(1)
R01 Fund LP (2)	22,668,516	76,348,490	0	–
Framework Ventures IV L.P. (3)	22,668,516	72,777,769	0	–
Tether Investments, S.A. de C.V. (4)	5,617,689	43,750,000	0	–
Sky Frontier Foundation (5)	4,000,000	20,000,000	0	–

(1) Percentage ownership is based on a denominator equal to the sum of (i) 50,615,437 shares of Common Stock outstanding as of July 27, 2026 and (ii) the number of shares of Common Stock issuable upon exercise of January 2026 Pre-Funded Warrants that are exercisable within 60 days of July 27, 2026 and beneficially owned by the applicable selling stockholder, giving effect to the applicable Pre-Funded Warrant Beneficial Ownership Limitation and tiered exercisability schedule.

(2) Consists of (i) 11,361,216 Preferred Conversion Shares and (ii) 11,307,300 October 2025 Exercise Shares. Excludes all 53,679,974 January 2026 Pre-Funded Warrant Shares, because the applicable 4.99% Pre-Funded Warrant Beneficial Ownership Limitation precludes exercise while the selling stockholder’s beneficial ownership exceeds that threshold and because only the first tranche (20%) is exercisable within 60 days of July 27, 2026 under the tiered exercisability schedule. The shares of Common Stock may also be deemed to be beneficially owned by R01 Capital LLC, R01 Capital Manager LLC and Michael Kazley, each of which disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein, if any. R01 Capital LLC is the general partner of R01 Fund LP. R01 Capital Manager LLC is the investment manager of R01 Fund LP. Michael Kazley is the managing member of R01 Capital Manager LLC.

(3) Consists of (i) 11,361,216 Preferred Conversion Shares and (ii) 11,307,300 October 2025 Exercise Shares. Excludes all 50,109,253 January 2026 Pre-Funded Warrant Shares, because the applicable 4.99% Pre-Funded Warrant Beneficial Ownership Limitation precludes exercise while the selling stockholder’s beneficial ownership exceeds that threshold and because only the first tranche (20%) is exercisable within 60 days of July 27, 2026 under the tiered exercisability schedule. The shares of Common Stock may also be deemed to be beneficially owned by Framework Ventures IV GP LLC, Framework Ventures Management LLC, Michael Anderson and Vance Spencer, each of whom disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein, if any. Framework Ventures IV GP LLC is the general partner of Framework Ventures IV L.P. Framework Ventures Management LLC is the investment manager of Framework Ventures IV L.P. Michael Anderson and Vance Spencer are members and managers of Framework Ventures IV GP LLC and the managing members of Framework Ventures Management LLC.

(4) Consists of 5,617,689 shares of Common Stock issuable upon exercise of the first tranche of the January 2026 Pre-Funded Warrant held by Tether, representing the maximum number of shares exercisable within 60 days of July 27, 2026 after giving effect to the 9.99% Pre-Funded Warrant Beneficial Ownership Limitation. Excludes the remaining 38,132,311 January 2026 Pre-Funded Warrant Shares. Tether Investments, S.A. de C.V. is a sociedad anónima de capital variable organized under the laws of El Salvador. The address of Tether Investments, S.A. de C.V. is Final Avenida de La Revolución, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Municipio de San Salvador Centro, Republica de El Salvador.

(5) Consists of 4,000,000 shares of Common Stock issuable upon exercise of the first tranche of the January 2026 Pre-Funded Warrant held by Sky Frontier Foundation, representing the maximum number of shares exercisable within 60 days of July 27, 2026 under the tiered exercisability schedule. Excludes the remaining 16,000,000 January 2026 Pre-Funded Warrant Shares. Sky Frontier Foundation’s January 2026 Pre-Funded Warrant is subject to a 9.99% Pre-Funded Warrant Beneficial Ownership Limitation. Sky Frontier Foundation is a foundation company organized under the laws of the Cayman Islands. The address of Sky Frontier Foundation is PO Box 144, 9 Forum Lane, Suite 3119, Camana Bay, George Town, KY1-9006, Cayman Islands.

Relationships with the Selling Stockholders

In connection with the January 2026 Private Placement, each Purchaser was granted, for a period of 24 months following the closing and for so long as such Purchaser holds at least 50% of the aggregate number of pre-funded warrants and/or shares of common stock originally purchased by it, a consent right over any material amendment, modification, addition or revocation of the Company's digital asset strategy. In addition, pursuant to the IRA, each of R01, Framework and Sky Frontier Foundation received the right to nominate one individual for election to the Company's Board of Directors. Tether did not receive a board nomination right. Michael Kazley, the Company's Chief Executive Officer and Chairman of the Board, is the Managing Member of R01 Capital Manager LLC, the investment manager of R01. In addition, an employee of R01, Henry Blynn, provided consulting services to the Company under a direct engagement at a monthly fee of $25,000, which was terminated as of March 31, 2026. Mr. Blynn was subsequently appointed Chief Operating Officer of the Company on July 15, 2026.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Pursuant to the January 2026 SPA, from and after the time any tranche of a Purchaser’s shares of Common Stock becomes eligible for sale following the issuance of such shares upon exercise of such Purchaser’s January 2026 Pre-Funded Warrant in accordance with the tiered exercise schedule set forth therein, each Purchaser agreed that its, and its affiliates’, aggregate sales on any trading day of shares of Common Stock issued upon exercise of the January 2026 Pre-Funded Warrants (and any other shares of Common Stock issued in respect thereof), and, in the case of R01 and Framework, of all shares of Common Stock and common stock equivalents beneficially owned by them and their affiliates, whether acquired before, on or after the date of the January 2026 SPA, including the October 2025 Exercise Shares and the Preferred Conversion Shares offered by this prospectus, shall not exceed 10% of the average daily trading volume of the Common Stock for the thirty consecutive trading days immediately preceding such trading day, as reported by the NYSE American. The Company is entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this limitation.

The selling stockholders may use any one or more of the following methods when disposing of shares of Common Stock:

●	distributions to members, partners, stockholders or other equity holders of the selling stockholders;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. In connection with the sale of our Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, to the extent required).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The selling stockholders also may resell all or a portion of the shares of Common Stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling stockholders will be subject to the prospectus delivery requirements of the Securities Act (or an exemption therefrom).

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of shares covered by this prospectus in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares covered by this prospectus.

We have agreed with the selling stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute Registrable Securities, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, New York, NY.

EXPERTS

The financial statements of Stablecoin Development Corporation for the year ended December 31, 2025, included in the Annual Report on Form 10-K for the year ended December 31, 2025, incorporated by reference in this preliminary prospectus and registration statement, have been so incorporated in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm, as stated in its report thereon and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Stablecoin Development Corporation for the year ended December 31, 2024, and incorporated in this prospectus by reference, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are available at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement, including the exhibits and schedules, without charge, at www.sec.gov.

We also maintain a website at http://www.stabledev.com, through which you can access our SEC filings free of charge. The information set forth on our website is not incorporated into or otherwise part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC (other than information that has been “furnished” but not “filed” under the Exchange Act, including, but not limited to, information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 19, 2026, as amended by Form 10-K/A, as filed with the SEC on April 29, 2026;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, as filed with the SEC on May 15, 2026 and July 30, 2026, respectively;

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on February 20, 2026;

•

our Current Reports on Form 8-K, as filed with the SEC on January 16, 2026, January 20, 2026, January 28, 2026, January 30, 2026, February 12, 2026, February 20, 2026, March 12, 2026, March 23, 2026, April 1, 2026, April 29, 2026, June 17, 2026 and July 17, 2026; and

•

the description of our common stock provided in Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 19, 2026, as amended by Form 10-K/A, as filed with the SEC on April 29, 2026.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings shall update and supplement the information provided in this prospectus as of the respective dates such information is filed. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stablecoin Development Corporation

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Attn: Chief Executive Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant. All such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$30,280
Legal fees and expenses	$50,000	*
Accounting fees and expenses	$12,500	*
Transfer agent fees and expenses	$5,000	*
Miscellaneous fees and expenses	$2,000	*
Total	$99,780	*

* Estimated

Item 15. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the Registrant or the Registrant’s stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that:

●	the Registrant is required to indemnify the Registrant’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	the Registrant may indemnify the Registrant’s other employees and agents as set forth in the Delaware General Corporation Law;

●

the Registrant is required to advance expenses to the Registrant’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

The information provided above is a summary of relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws and certain provisions of the Delaware General Corporation Law. We urge you to read the full text of these documents, forms of which have been filed with the SEC, as well as the referenced provisions of the Delaware General Corporation Law because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant to indemnify these persons all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Registrant or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Registrant has purchased insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of Stablecoin Development Corporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on March 12, 2026).
3.2	Amendment to the Second Amended and Restated Certificate of Incorporation, dated March 31, 2026 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on April 1, 2026).
3.3	Bylaws, as amended and restated effective April 2, 2026 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed on April 1, 2026).
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3.
4.2

Specimen Common Stock Certificate (incorporated by reference to the exhibit of the same description from the Registrant’s amendment to the registration statement of Form S-1 filed with the SEC on August 10, 2007 (SEC File No. 333-140714))

4.3	Form of January 2026 Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed January 16, 2026).
5.1*	Opinion of Ropes & Gray LLP.
10.1	Securities Purchase Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.45 to the Annual Report on Form 10-K filed March 19, 2026).
10.2	Investors’ Rights Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed January 16, 2026).
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of WithumSmith+Brown PC.
23.3*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
107*	Filing Fee Table.

* Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, Florida, on August 11, 2026.

STABLECOIN DEVELOPMENT CORPORATION

By:	/s/ Tommy Law
Tommy Law Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Kazley or Tommy Law, and each and either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstituting, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Michael Kazley	Chief Executive Officer, Chairman of the Board and Director	August 11, 2026
Michael Kazley	(Principal Executive Officer)

/s/ Tommy Law	Chief Financial Officer	August 11, 2026
Tommy Law	(Principal Financial and Accounting Officer)

/s/ Paul E. Freiman	Director	August 11, 2026
Paul E. Freiman

/s/ Swan Sit	Director	August 11, 2026
Swan Sit

/s/ Yenyou (Jeff) Zheng	Director	August 11, 2026
Yenyou (Jeff) Zheng